Filed Pursuant to Rule 424(b)(5)

Registration No. 333-253539

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 1, 2022)

Common Stock

This prospectus supplement supplements the sales agreement prospectus dated March 1, 2022 related to the offer and sale of shares of our common stock, $0.00001 par value per share, pursuant to the Amended and Restated Controlled Equity OfferingSM Sales Agreement, dated November 12, 2019, with Cantor Fitzgerald & Co., or the sales agreement, in an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933. As of the date of this prospectus supplement, we have terminated the sales agreement and the offer and sale of shares in at-the-market offerings under the sales agreement prospectus.

As of the date of this prospectus supplement, we had not sold any shares of our common stock under the sales agreement prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2022.